Exhibit 5.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 2, 2007, except as to note 24 (g) and (h) which is as of September 17, 2007, relating to the audited consolidated financial statements, which appears in Æterna Zentaris Inc.’s amended Annual Report on Form 40-F for the year ended December 31, 2006. We also consent to the references to us under the heading “Auditors” in the prospectus contained in this Registration Statement on Form F-10, and under the heading “Names and Interests of Experts” in Æterna Zentaris Inc.’s Annual Information Form dated March 23, 2007, for the year ended December 31, 2006, incorporated by reference in this Registration Statement on Form F-10.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Quebec, Quebec, Canada
September 27, 2007